EXHIBIT 10.32

TAX SHARING AGREEMENT

BETWEEN

LIBERTY MEDIA CORPORATION

AND

LIBERTY SIRIUS XM HOLDINGS INC.

TABLE OF CONTENTS

Page

Section 1. Definition of Terms1

Section 2. Allocation of Tax Liabilities, Tax Benefits and Certain Losses16

2.1 Liability for and the Payment of Taxes16

2.2 Allocation Rules17

Section 3. Preparation and Filing of Tax Returns21

3.1 Combined Returns21

3.2 Separate Returns21

3.3 Provision of Information21

3.4 Special Rules Relating to the Preparation of Tax Returns22

3.5 Protective Section 336(e) Election24

3.6 Tax Attributes25

Section 4. Tax Payments25

4.1 Payment of Taxes to Tax Authority25

4.2 Indemnification Payments25

4.3 Payments for Tax Refunds and Tax Benefits26

4.4 Interest on Late Payments26

4.5 Initial Determinations and Subsequent Adjustments26

4.6 Treatment of Pre-Distribution Period Taxes and Tax Benefits27

4.7 Tax Consequences of Payments27

Section 5. Assistance and Cooperation28

Section 6. Tax Records28

6.1 Retention of Tax Records28

6.2 Access to Tax Records28

6.3 Confidentiality28

6.4 Delivery of Tax Records29

Section 7. Restrictions on Certain Actions of Distributing and Splitco; Indemnity29

7.1 Restrictive Covenants29

7.2 Distributing Indemnity31

7.3 Splitco Indemnity32

7.4 Notices of Tax Proceedings32

7.5 Control of Tax Proceedings32

7.6 Cooperation33

i

Section 8. Disagreements.33

8.1 Discussion33

8.2 Escalation33

8.3 Mediation34

8.4 Referral to Independent Accountant for Computational Disputes34

8.5 Injunctive Relief35

Section 9. General Provisions35

9.1 Termination35

9.2 Predecessors or Successors35

9.3 Expenses35

9.4 Governing Law; Jurisdiction35

9.5 Waiver of Jury Trial36

9.6 Notices36

9.7 Counterparts37

9.8 Binding Effect; Assignment37

9.9 Severability37

9.10 Amendments; Waivers38

9.11 Effective Date38

9.12 Changes in Law38

9.13 Authorization, Etc38

9.14 No Third Party Beneficiaries38

9.15 Entire Agreement38

9.16 No Strict Construction; Interpretation39

ii

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of September 9, 2024, between Liberty Media Corporation, a Delaware corporation (“Distributing”), and Liberty Sirius XM Holdings Inc., a Delaware corporation (“Splitco”).

RECITALS

WHEREAS, the Board of Directors of Distributing has determined that it would be appropriate and desirable for Distributing to separate the Splitco Business from the Distributing Business;

WHEREAS, immediately following the Contribution, Distributing will own all of the Splitco Stock and will have “control” of Splitco within the meaning of Section 368(c) of the Code;

WHEREAS, following the Contribution, Distributing intends to distribute all of the stock of Splitco to the holders of Liberty SiriusXM Common Stock, in exchange for their shares of Liberty SiriusXM Common Stock (the “Distribution,” and together with the Contribution, the “Transactions”);

WHEREAS, the Transactions, taken together, are intended to qualify as a transaction described under Sections 368(a)(1)(D), 355, 361 and related provisions of the Code;

WHEREAS, the parties set forth in the Reorganization Agreement the principal arrangements between them regarding the separation of the Splitco Business from the Distributing Business; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of liabilities for Taxes and credits for Tax Benefits arising prior to, as a result of, and subsequent to the Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and intending to be legally bound hereby, Distributing and Splitco hereby agree as follows:

Section 1.Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“1.375% Cash Convertible Notes” means the 1.375% Cash Convertible Senior Notes due 2023 issued by Distributing, all of which have been repaid in full as of the date hereof.

“2016 Recapitalization” means the recapitalization of Distributing’s then outstanding LMC Common Stock into Liberty Braves Common Stock, Liberty Media Common Stock and Liberty SiriusXM Common Stock that was effected on the Issue Record Date.

38

“2016 Respective Percentage” means (i) in the case of Distributing, the percentage obtained by dividing the sum of the Liberty Media Market Capitalization and the Liberty Braves Market Capitalization by the Aggregate 2016 Market Capitalization, and (ii) in the case of Splitco, the percentage obtained by dividing the Liberty SiriusXM 2016 Market Capitalization by the Aggregate 2016 Market Capitalization.

“2023 Recapitalization” means the recapitalization of Distributing’s outstanding stock effected on August 3, 2023, in which (i) each share of Liberty Formula One Common Stock was reclassified into one share of the same series of new Liberty Formula One Common Stock and 0.0428 of a share of the same series of Liberty Live Common Stock, and (ii) each share of Liberty SiriusXM Common Stock was reclassified into one share of the same series of new Liberty SiriusXM Common Stock and 0.2500 of a share of the same series of Liberty Live Common Stock.

“2023 Respective Percentage” means (i) in the case of Distributing, the percentage obtained by dividing the sum of the Liberty Formula One Market Capitalization and the Liberty Live Market Capitalization by the Aggregate 2023 Market Capitalization, and (ii) in the case of Splitco, the percentage obtained by dividing the Liberty SiriusXM 2023 Market Capitalization by the Aggregate 2023 Market Capitalization.

“2.75% Exchangeable Senior Debentures” means the 2.75% Exchangeable Senior Debentures due 2049 issued by Distributing.

“3.75% Convertible Senior Notes” means the 3.75% Convertible Senior Notes due 2028 issued by Distributing.

“ABHI” means Atlanta Braves Holdings, Inc., a Nevada corporation.

“ABHI Split-off Transaction” means the “Transactions” and the “Debt-for-Equity Exchange,” in each case as defined in the ABHI Tax Sharing Agreement.

“ABHI Tax Sharing Agreement” means the Tax Sharing Agreement dated as of July 18, 2023, by and between Distributing and ABHI.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. No member of the Splitco Group will be treated as an Affiliate of any member of the Distributing Group, and no member of the Distributing Group will be treated as an Affiliate of any member of the Splitco Group.

“Aggregate 2016 Market Capitalization” means the sum of the Liberty Braves Market Capitalization, Liberty Media Market Capitalization, and the Liberty SiriusXM 2016 Market Capitalization.

“Aggregate 2023 Market Capitalization” means the sum of the Liberty Formula One Market Capitalization, the Liberty Live Market Capitalization, and the Liberty SiriusXM 2023 Market Capitalization.

“Agreement” has the meaning set forth in the preamble hereof.

38

“Braves Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date and on or before the 2023 Recapitalization.

“business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York City, New York are authorized or required by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Combined Return” means (i) with respect to any Tax Return for a Tax Period beginning on or before the Distribution Date, any Tax Return that includes Tax Items of both the Distributing Business and the Splitco Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Distributing under Section 2.2 as Tax Items of the Distributing Business and Tax Items allocated to Splitco under Section 2.2 as Tax Items of the Splitco Business), and (ii) with respect to any Tax Return for a Tax Period beginning after the Distribution Date, any Tax Return that includes one or more members of the Distributing Group and one or more members of the Splitco Group.

“Company” means Distributing or Splitco, as the context requires.

“Compensatory Equity Interests” means options, stock appreciation rights, restricted stock, restricted stock units or other similar rights with respect to the equity of any entity that are granted on or prior to the Distribution Date in connection with employee, independent contractor or director compensation (including options, stock appreciation rights, restricted stock, restricted stock units or other similar rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Consolidated Return Regulations” shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessor regulations thereto.

“Contribution” has the meaning given to such term in the Reorganization Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controls” and “Controlled” have meanings correlative to the foregoing.

“Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Disclosing Party” has the meaning set forth in Section 6.3.

“Dispute” has the meaning set forth in Section 8.1.

“Distributing” has the meaning set forth in the preamble hereof.

38

“Distributing Acquired Subsidiary” has the meaning set forth in Section 2.2(j).

“Distributing Assumed Debt” means the 3.75% Convertible Senior Notes, the 2.75% Exchangeable Senior Debentures, the Siri Margin Loan, and any other debt instruments of Distributing included in the definition of “Splitco Liabilities”.

“Distributing Business” means, (i) with respect to any Tax Period (or portion thereof) ending at or before the Effective Time, the assets, liabilities, and businesses of Distributing and its Subsidiaries during such Tax Period (or portion thereof) (other than the Splitco Business); and (ii) with respect to any Tax Period (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Distributing Group during such Tax Period (or portion thereof).

“Distributing Group” means, with respect to any Tax Period (or portion thereof) beginning after the Effective Time, Distributing and each Subsidiary of Distributing (but only while such Subsidiary is a Subsidiary of Distributing).

“Distributing Indemnitees” has the meaning set forth in Section 7.3.

“Distributing Restated Charter” means Distributing’s restated certificate of incorporation, as filed on the Issue Record Date, as the same has been amended, or amended and restated, from time to time following such date.

“Distributing Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being “part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Distributing or any successor corporation (within the meaning of Section 355(e) of the Code).

“Distributing Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Distribution” has the meaning set forth in the recitals hereof.

“Distribution Date” means the effective date of the Distribution.

“DIT” shall mean any “deferred intercompany transaction” or “intercompany transaction” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.

“Due Date” has the meaning set forth in Section 4.4.

“Effective Time” means the effective time of the Distribution.

“ELA” shall mean any “excess loss account” within the meaning of the Consolidated Return Regulations, or any similar provisions of state or local Tax Law.

“Employing Party” means the Company whose Group includes any entity that is required under applicable Tax Law to satisfy, jointly or otherwise, any Tax withholding and reporting

38

obligations with respect to any employee, independent contractor, or director compensation attributable to any Compensatory Equity Interests.

“Final Allocation” has the meaning set forth in Section 3.6.

“Final Determination” shall mean the final resolution of liability for any Tax for any Tax Period, by or as a result of: (i) a closing agreement or similar final settlement with the IRS or the relevant state or local governmental authorities, (ii) an agreement contained in IRS Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that Distributing and Splitco mutually agree that no action shall be taken to recoup such payment.

“Formula One Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Redesignation (including prior to the 2023 Recapitalization).

“Group” means the Distributing Group or the Splitco Group, as the context requires.

“Independent Accountant” has the meaning set forth in Section 8.4.

“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate” means, with respect to each period between two (2) consecutive Interest Rate Determination Dates, a rate determined two (2) business days before the earlier Interest Rate Determination Date equal to the interest rate that would be applicable at such time to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code.  Interest will be calculated on the basis of a year of 365 days and the actual number of days for which due.

“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30, and December 31 thereafter.

“Intended Tax Treatment” means (i) the qualification of the Transactions, taken together, as a transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code, and (ii) the treatment of the Distribution as a distribution to which the provisions of Sections 355(d)(2) and 355(e)(2) of the Code do not apply.

“IRS” means the U.S. Internal Revenue Service.

“Issue Record Date” means April 15, 2016.

“issuing corporation” has the meaning set forth in Section 3.4(f).

38

“Joint Claim” means any pending or threatened Tax Proceeding, or other claim, action, suit, investigation or proceeding brought by a third party, relating to any Transaction Taxes, Transaction Tax-Related Losses, or Tracking Stock Taxes and Losses.

“Liberty Braves Common Stock” means Distributing’s Series A Liberty Braves Common Stock, Series B Liberty Braves Common Stock, and Series C Liberty Braves Common Stock.

“Liberty Braves Market Capitalization” means the product obtained by multiplying the VWAP of the Series A Liberty Braves Common Stock by the number of shares of Liberty Braves Common Stock outstanding immediately following the 2016 Recapitalization.

“Liberty Broadband” means Liberty Broadband Corporation, a Delaware corporation.

“Liberty Broadband Spin-off Transaction” means the “Restructuring” and the “Distribution,” in each case as defined in the Liberty Broadband Tax Sharing Agreement.

“Liberty Broadband Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 4, 2014, by and between Distributing and Liberty Broadband.

“Liberty Formula One Common Stock” means (i) Distributing’s Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, and Series C Liberty Formula One Common Stock, (ii) for any periods prior to the Redesignation and on or after the Issue Record Date, Distributing’s Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock, and (iii) any series or classes of stock into which Distributing’s Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, or Series C Liberty Formula One Common Stock is redesignated, reclassified, converted or exchanged following the Effective Time and any series or classes of stock into which any such successor stocks are thereafter redesignated, reclassified, converted or exchanged following the Effective Time.

“Liberty Formula One Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Formula One Common Stock by the number of shares of Liberty Formula One Common Stock outstanding immediately following the 2023 Recapitalization.

“Liberty Live Common Stock” means (i) Distributing’s Series A Liberty Live Common Stock, Series B Liberty Live Common Stock, and Series C Liberty Live Common Stock, and (ii) any series or classes of stock into which Distributing’s Series A Liberty Live Common Stock, Series B Liberty Live Common Stock, or Series C Liberty Live Common Stock is redesignated, reclassified, converted or exchanged following the Effective Time and any series or classes of stock into which any such successor stocks are thereafter redesignated, reclassified, converted or exchanged following the Effective Time.

“Liberty Live Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty Live Common Stock by the number of shares of Liberty Live Common Stock outstanding immediately following the 2023 Recapitalization.

38

“Liberty Media Common Stock” means Distributing’s Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock.

“Liberty Media Market Capitalization” means the product obtained by multiplying the VWAP of the Series A Liberty Media Common Stock by the number of shares of Liberty Media Common Stock outstanding immediately following the 2016 Recapitalization.

“Liberty SiriusXM 2016 Market Capitalization” means the product obtained by multiplying the VWAP of the Series A Liberty SiriusXM Common Stock by the number of shares of Liberty SiriusXM Common Stock outstanding immediately following the 2016 Recapitalization.

“Liberty SiriusXM 2023 Market Capitalization” means the product obtained by multiplying the VWAP of the Series C Liberty SiriusXM Common Stock by the number of shares of Liberty SiriusXM Common Stock outstanding immediately following the 2023 Recapitalization.

“Liberty SiriusXM Common Stock” means Distributing’s Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock, and Series C Liberty SiriusXM Common Stock.

“Live Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the 2023 Recapitalization.

“LMC Common Stock” means Distributing’s Series A common stock, par value $0.01 per share, Series B common stock, par value $0.01 per share, and Series C common stock, par value $0.01 per share, prior to the 2016 Recapitalization.

“Losses” means any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.

“Media Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date and on or before the Redesignation.

“Merger Agreement” means the Agreement and Plan of Merger dated as of December 11, 2023, by and among Distributing, Splitco, Radio Merger Sub, LLC, a Delaware limited liability company, and Sirius XM, as amended from time to time.

“Net Tax Amount” has the meaning given to such term in the Reorganization Agreement.

38

“Non-Controlling Party” means, with respect to any Combined Return or Separate Return, the Company that is not responsible for the preparation and filing of the Combined Return or Separate Return, as applicable, pursuant to Section 3.

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture, or other entity.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, that part of the Tax Period that begins at the beginning of the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period that ends on or before the Distribution Date and, in the case of any Straddle Period, that part of the Tax Period through the end of the day on the Distribution Date.

“Pre-Issue Date Period” means any Tax Period (or portion thereof) that ends prior to the effective time of the 2016 Recapitalization on the Issue Record Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding, or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Splitco management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Splitco (or any successor thereto) and/or one or more holders of Splitco Stock, respectively, any amount of Splitco Stock, that would, when combined with any other direct or indirect changes in ownership of Splitco Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder (including as a result of the issuance of Splitco Stock pursuant to the transactions contemplated by the Merger Agreement), comprise forty-five percent (45%) or more of (i) the value of all outstanding shares of stock of Splitco as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Splitco as of immediately after such transaction, or in the case of a series of transactions, immediately after the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Splitco of a shareholder rights plan, (ii) issuances by Splitco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance

38

of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d) or (iii) transfers of Splitco Stock that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or Treasury Regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation. For the avoidance of doubt, the Transactions shall not constitute a Proposed Acquisition Transaction.

“Proposed Allocation” has the meaning set forth in Section 3.6.

“Protective Section 336(e) Election” has the meaning set forth in Section 3.5.

“Receiving Party” has the meaning set forth in Section 6.3.

“Redesignation” means the filing of Distributing’s restated certificate of incorporation on January 24, 2017, to, among other things, rename its “Media Group” as the “Formula One Group” and rename its Series A Liberty Media Common Stock, Series B Liberty Media Common Stock, and Series C Liberty Media Common Stock as its Series A Liberty Formula One Common Stock, Series B Liberty Formula One Common Stock, and Series C Liberty Formula One Common Stock, respectively.

“Reorganization Agreement” means the Reorganization Agreement dated as of December 11, 2023, by and between Distributing, Splitco and Sirius XM, as amended from time to time.

“Restricted Period” means the period which begins with the Distribution Date and ends two (2) years thereafter.

“SAG” means, with respect to a corporation, the “separate affiliated group” of such corporation (within the meaning of Section 355(b)(3)(B) of the Code).

“Section 336(e) Tax Basis” has the meaning set forth in Section 2.2(l).

“Senior Executives” has the meaning set forth in Section 8.2.

“Separate Return” means any Tax Return that is not a Combined Return.

“Separation TSA Payment Benefits” means any right of Distributing to receive a payment (including any indemnification payment) pursuant to the Starz Tax Sharing Agreement, the Liberty Broadband Tax Sharing Agreement, or the ABHI Tax Sharing Agreement.

“Separation TSA Payment Liabilities” means any obligation or liability of Distributing to make a payment (including any indemnification payment) pursuant to the Starz Tax Sharing Agreement, the Liberty Broadband Tax Sharing Agreement, or the ABHI Tax Sharing Agreement.

38

“Series A Liberty Braves Common Stock” means Distributing’s Series A Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series A Liberty Formula One Common Stock” means Distributing’s Series A Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series A Liberty Live Common Stock” means Distributing’s Series A Liberty Live common stock, par value $0.01 per share.

“Series A Liberty Media Common Stock” means Distributing’s Series A Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series A Liberty Formula One Common Stock.

“Series A Liberty SiriusXM Common Stock” means Distributing’s Series A Liberty SiriusXM common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series B Liberty Braves Common Stock” means Distributing’s Series B Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series B Liberty Formula One Common Stock” means Distributing’s Series B Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series B Liberty Live Common Stock” means Distributing’s Series B Liberty Live common stock, par value $0.01 per share.

“Series B Liberty Media Common Stock” means Distributing’s Series B Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series B Liberty Formula One Common Stock.

“Series B Liberty SiriusXM Common Stock” means Distributing’s Series B Liberty SiriusXM common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty Braves Common Stock” means Distributing’s Series C Liberty Braves common stock, par value $0.01 per share, prior to such stock’s redemption pursuant to the ABHI Split-off Transaction.

“Series C Liberty Braves Rights” means rights to acquire Series C Liberty Braves Common Stock that were distributed by Distributing on May 18, 2016.

“Series C Liberty Braves Rights Distribution” means the distribution of Series C Liberty Braves Rights on May 18, 2016.

38

“Series C Liberty Formula One Common Stock” means Distributing’s Series C Liberty Formula One common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty Live Common Stock” means Distributing’s Series C Liberty Live common stock, par value $0.01 per share.

“Series C Liberty Media Common Stock” means Distributing’s Series C Liberty Media common stock, par value $0.01 per share, prior to such stock’s redesignation as Series C Liberty Formula One Common Stock.

“Series C Liberty SiriusXM Common Stock” means Distributing’s Series C Liberty SiriusXM common stock, par value $0.01 per share, including such series of stock prior to the 2023 Recapitalization.

“Series C Liberty SiriusXM Rights” means rights to acquire Series C Liberty SiriusXM Common Stock that were distributed by Distributing on May 15, 2020.

“Series C Liberty SiriusXM Rights Distribution” means the distribution of Series C Liberty SiriusXM Rights on May 15, 2020.

“Siri Margin Loan” means that Third Amended and Restated Margin Loan Agreement, dated as of February 24, 2021 (as amended by that First Amendment to the Third Amended and Restated Margin Loan Agreement, dated as of March 6, 2023, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Liberty Siri MarginCo, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, BNP Paribas, New York Branch, as administrative agent, and BNP Paribas as calculation agent.

“SiriusXM Active Businesses” has the meaning given to such term in the representation letter delivered to Distributing Tax Counsel by Sirius XM on the date hereof in connection with the delivery of the Tax Opinion by Distributing Tax Counsel to Distributing.

“SiriusXM Group” has the meaning given to such term in the Distributing Restated Charter as in effect at any time on or after the Issue Record Date (including prior to the 2023 Recapitalization).

“Sirius XM” means Sirius XM Holdings Inc., a Delaware corporation.

“Splitco” has the meaning set forth in the preamble hereof.

“Splitco Acquired Subsidiary” has the meaning set forth in Section 2.2(j).

“Splitco Business” means: (i) with respect to any Pre-Issue Date Period, the assets, liabilities, and businesses attributed to the SiriusXM Group immediately following the 2016 Recapitalization during such Pre-Issue Date Period (or portion thereof); (ii) with respect to any Tax Period (or portion thereof) beginning on or after the effective time of the 2016 Recapitalization and ending at or before the Effective Time, the assets, liabilities, and businesses attributed to the

38

SiriusXM Group during such Tax Period (or portion thereof), but only while such assets, liabilities, and businesses were so attributed to the SiriusXM Group (including any equity or debt interests in any entities so attributed); and (iii) with respect to any Tax Period (or portion thereof) beginning after the Effective Time, the assets, liabilities, and businesses of the Splitco Group during such Tax Period (or portion thereof).  With respect to any Tax Period (or portion thereof) beginning at or after the effective time of the 2023 Recapitalization, the Splitco Business does not include any assets, liabilities, and businesses attributed to the Live Group.

“Splitco Group” means, with respect to any Tax Period (or portion thereof) beginning after the Effective Time, Splitco and each Subsidiary of Splitco (but only while such Subsidiary is a Subsidiary of Splitco).

“Splitco Indemnitees” has the meaning set forth in Section 7.2.

“Splitco Liabilities” has the meaning given to such term in the Reorganization Agreement.

“Splitco Section 355(e) Event” means the application of Section 355(e) of the Code to the Distribution as a result of the Distribution being “part of a plan (or series of related transactions) pursuant to which 1 or more persons acquire directly or indirectly stock representing a 50-percent or greater interest” in Splitco or any successor corporation (within the meaning of Section 355(e) of the Code).

“Splitco Stock” means (i) Splitco’s common stock, and (ii) any series or classes of stock into which Splitco’s common stock is redesignated, reclassified, converted or exchanged following the Effective Time and any series or classes of stock into which any such successor stocks are thereafter redesignated, reclassified, converted or exchanged following the Effective Time.

“Starz” means Starz, a Delaware corporation.

“Starz Spin-off Transaction” means the “Restructuring” and the “Distribution,” in each case as defined in the Starz Tax Sharing Agreement.

“Starz Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of January 11, 2013, by and between Starz and Distributing.

“Straddle Period” means any Tax Period commencing on or prior to, and ending after, the Distribution Date.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing

38

member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority.

“Tax Advisor” means (i) Debevoise & Plimpton LLP, (ii) Simpson Thacher & Bartlett LLP, (iii) PricewaterhouseCoopers LLP or (iv) such other tax counsel or accountant of recognized national standing which is reasonably acceptable to Distributing.

“Tax Attribute” means net operating losses, capital losses, research and development deductions, credits and carryovers, general business credits and carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or comparable items that could affect a Tax liability for a past or future Tax Period.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.

“Tax Benefit” means a reduction in the Tax liability (or increase in a Tax Refund) of a Company (or any of its Subsidiaries) for any Tax Period that is utilized or realized in accordance with Section 4.3(c) of this Agreement.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any similar item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means the representation letters delivered to Distributing Tax Counsel by Distributing, Splitco, Sirius XM and others in connection with the delivery of the Tax Opinion by

38

Distributing Tax Counsel to Distributing, including any and all exhibits, schedules, and other attachments thereto.

“Tax Opinion” means the opinion to be delivered by Distributing Tax Counsel to Distributing in connection with the Distribution to the effect that, under applicable U.S. federal income tax law, the Transactions, taken together, will qualify for the Intended Tax Treatment.

“Tax Period” means, with respect to any Tax, the year, or shorter period, if applicable, for which the Tax is reported as provided under applicable Tax Law. For the avoidance of doubt, references to “Tax Period” for any franchise or other doing business Tax (including, but not limited to, the Texas franchise Tax) shall mean the Tax Period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Taxable period is obtained by the payment of such Tax.

“Tax Proceeding” means any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Proceedings, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Refund” means a refund of Taxes previously paid and any overpayment interest within the meaning of Section 6611 of the Code or any similar provision under applicable Tax Law (whether paid by way of a refund or credited against any liability for related Taxes).

“Tax Return” means any return or report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tracking Stock Taxes and Losses” means any Taxes and Losses resulting from (i) the 2016 Recapitalization or the 2023 Recapitalization failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) the treatment, for U.S. federal income tax purposes, of the Liberty Braves Common Stock, Liberty Media Common Stock, or Liberty SiriusXM Common Stock issued in the 2016 Recapitalization as other than stock of Distributing or as Section 306 stock within the meaning of Section 306(c) of the Code as a result of the 2016 Recapitalization, (iii) the treatment, for U.S. federal income tax purposes, of the new Liberty Formula One Common Stock, new Liberty SiriusXM Common Stock, or Liberty Live Common Stock issued in the 2023 Recapitalization as other than stock of Distributing or as Section 306 stock within the meaning of Section 306(c) of the Code as a result of the 2023 Recapitalization, (iv) any deemed disposition or exchange of any assets or liabilities of Distributing and its Subsidiaries for U.S. federal income tax purposes resulting from the 2016 Recapitalization or the 2023 Recapitalization, or (v) any income, gain or loss recognized by the stockholders of Distributing for U.S. federal income tax

38

purposes as a result of the 2016 Recapitalization or the 2023 Recapitalization (except, in each case, with respect to the receipt of cash in lieu of fractional shares).

“Transaction Agreements” has the meaning given to such term in the Merger Agreement.

“Transaction Taxes” means any Taxes resulting from the Transactions. For the avoidance of doubt, any Taxes resulting from payments made between the parties after the Distribution Date pursuant to this Agreement or the Reorganization Agreement shall not be treated as Transaction Taxes.

“Transaction Tax-Related Losses” means any Losses resulting from the Transactions as a result of the failure of the Transactions to qualify (i) as a transaction described under Sections 368(a)(1)(D), 355 and 361 of the Code or (ii) for nonrecognition of income, gain and loss for U.S. federal income tax purposes to the holders of Liberty SiriusXM Common Stock that receive stock of Splitco in the Distribution (except with respect to the receipt of cash in lieu of fractional shares).

“Transactions” has the meaning set forth in the recitals hereof.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period (or portion thereof).

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor on which Distributing may rely to the effect that a transaction will not affect the Intended Tax Treatment. Any such opinion must assume that the Transactions would have qualified for the Intended Tax Treatment if the transaction in question did not occur.

“VWAP” means, (i) in the case of the Series A Liberty Braves Common Stock and with respect to the Liberty Braves Market Capitalization, a price per share of Series A Liberty Braves Common Stock equal to the volume-weighted average price of the shares of Series A Liberty Braves Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series A Liberty Braves Common Stock after the 2016 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (ii) in the case of the Series A Liberty Media Common Stock and with respect to the Liberty Media Market Capitalization, a price per share of Series A Liberty Media Common Stock equal to the volume-weighted average price of the shares of Series A Liberty Media Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series A Liberty Media Common Stock after the 2016 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (iii) in the case of the Series A Liberty SiriusXM Common Stock and with respect to the Liberty SiriusXM 2016 Market Capitalization, a price per share of Series A Liberty SiriusXM Common Stock equal to the volume-weighted average price of the shares of Series A Liberty SiriusXM Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series A Liberty SiriusXM Common Stock after the 2016 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (iv) in the case of the Series C Liberty Formula One Common Stock and with respect to the Liberty Formula One Market Capitalization, a price per share of Series C Liberty Formula One Common Stock equal to

38

the volume-weighted average price of the shares of Series C Liberty Formula One Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Formula One Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); (v) in the case of the Series C Liberty Live Common Stock and with respect to the Liberty Live Market Capitalization, a price per share of Series C Liberty Live Common Stock equal to the volume-weighted average price of the shares of Series C Liberty Live Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty Live Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days); and (vi) in the case of the Series C Liberty SiriusXM Common Stock and with respect to the Liberty SiriusXM 2023 Market Capitalization, a price per share of Series C Liberty SiriusXM Common Stock equal to the volume-weighted average price of the shares of Series C Liberty SiriusXM Common Stock over the first three (3) trading days following the commencement of regular way trading of the Series C Liberty SiriusXM Common Stock after the 2023 Recapitalization (without regard to pre-open or after hours trading outside of any regular trading session for such trading days).

Section 2.Allocation of Tax Liabilities, Tax Benefits and Certain Losses.
2.1Liability for and the Payment of Taxes. Except as provided in Section 3.4(f) (Withholding and Reporting) and Section 7.4 (Notices of Tax Proceedings), and in accordance with Section 4 (Tax Payments):
(a)Distributing Liabilities and Payments. For any Tax Period (or portion thereof), Distributing shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Splitco that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Splitco as required by Section 4, and (iii) pay Splitco for any Tax Benefits allocated to Splitco by this Section 2 that reduce Taxes payable by Distributing pursuant to clause (ii) of this Section 2.1(a).
(b)Splitco Liabilities and Payments. For any Tax Period (or portion thereof), Splitco shall (i) be liable for the Taxes (determined without regard to Tax Benefits) allocated to it by this Section 2, reduced by any Tax Benefits allocated to Distributing or Splitco that are allowable under applicable Tax Law to reduce such Taxes, (ii) pay such Taxes, as so reduced, either to the applicable Tax Authority or to Distributing as required by Section 4, and (iii) pay Distributing for any Tax Benefits allocated to Distributing by this Section 2 that reduce Taxes payable by Splitco pursuant to clause (ii) of this Section 2.1(b).
(c)Tax Benefits. For purposes of Section 2.1(a)(i), (x) Distributing shall reduce Taxes allocated to it with any Tax Benefits allocated to Distributing that are allowable under applicable Tax Law in the same Tax Period (or portion thereof) prior to reducing such Taxes with any Tax Benefits allocated to Splitco, and (y) Distributing shall reduce Taxes allocated to it by Tax Benefits allocated to Splitco only to the extent such Tax Benefits are not taken into account by Splitco pursuant to Section 2.1(b)(i) in the same Tax Period (or portion thereof). For purposes of Section 2.1(b)(i), (x) Splitco shall reduce Taxes allocated to it with any Tax Benefits allocated to Splitco that are allowable under applicable Tax Law in the same Tax Period (or portion thereof)

38

prior to reducing such Taxes with any Tax Benefits allocated to Distributing, and (y) Splitco shall reduce Taxes allocated to it by Tax Benefits allocated to Distributing only to the extent such Tax Benefits are not taken into account by Distributing pursuant to Section 2.1(a)(i) in the same Tax Period (or portion thereof).
2.2Allocation Rules. For purposes of Section 2.1:
(a)General Rule. Except as otherwise provided in this Section 2.2, (i) Taxes (determined without regard to Tax Benefits) for any Tax Period (or portion thereof) shall be allocated between Splitco and Distributing based on the taxable income or other applicable Tax Items attributable to or arising from the respective Splitco Business and Distributing Business (in each case, as so defined for such Tax Period or portion thereof) that contribute to such Taxes, and (ii) Tax Benefits for any Tax Period (or portion thereof) shall be allocated between Splitco and Distributing based on the losses, credits, or other applicable Tax Items attributable to or arising from the respective Splitco Business and Distributing Business (in each case, as so defined for such Tax Period or portion thereof) that contribute to such Tax Benefits.
(b)Transaction Taxes, Transaction Tax-Related Losses, and Certain Taxes Related to Distributing Assumed Debt.
(i)Distributing shall be allocated all Transaction Taxes and Transaction Tax-Related Losses other than any Transaction Taxes and Transaction Tax-Related Losses allocated to Splitco pursuant to clause (ii) of this Section 2.2(b) or Taxes allocated to SplitCo pursuant to clause (iii) of this Section 2.2(b).
(ii)Splitco shall be allocated any Transaction Taxes and Transaction Tax-Related Losses that (v) result primarily from, individually or in the aggregate, any breach or non-performance by Splitco of any of its covenants set forth in Section 7.1 hereof, (w) result primarily from, individually or in the aggregate, any breach or non-performance by Sirius XM of any of its covenants made in the Tax Materials, (x) result primarily from, individually or in the aggregate, the failure of any representations made by Sirius XM in the Tax Materials to be true and correct, or (y) result from a Splitco Section 355(e) Event; provided that, for the avoidance of doubt, any actions required to be taken under any Transaction Agreement shall not (A) be considered a breach or non-performance for purposes of clauses (v) and (w) hereof or (B) result in a failure of any representations to be true and correct for purposes of clause (x) hereof; provided, further, that in no event shall Splitco be responsible for any Transaction Taxes or Transaction Tax-Related Losses arising out of or based upon a Distributing Section 355(e) Event.
(iii)Splitco shall be allocated any Taxes and Tax Items (including any Tax Benefits) (i) arising from any repayment, refinancing, assumption (including an assumption for U.S. federal income tax purposes), deemed exchange or other transfer of Distributing Assumed Debt in connection with the Transactions, or (ii) arising from the intercompany transaction (within the

38

meaning of Treasury Regulation Section 1.1502-13) described in clauses VIII and IX of the definition of Net Tax Amount, but only, in each case, to the extent such Taxes and Tax Items are of a nature and type described in the definition of Net Tax Amount and consistent with the Intended Tax Treatment.
(c)Taxes and Losses with Respect to Tracking Stock.
(i) Distributing and Splitco shall each be allocated their 2016 Respective Percentage of any Tracking Stock Taxes and Losses attributable to the 2016 Recapitalization, other than any such Tracking Stock Taxes and Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(c) or to Splitco pursuant to clause (iii) of this Section 2.2(c). Distributing and Splitco shall each be allocated their 2023 Respective Percentage of any Tracking Stock Taxes and Losses attributable to the 2023 Recapitalization, other than any such Tracking Stock Taxes and Losses allocated to Distributing pursuant to clause (ii) of this Section 2.2(c) or to Splitco pursuant to clause (iii) of this Section 2.2(c).
(ii)Except as provided in clause (iii) of this Section 2.2(c), Distributing shall be allocated any Tracking Stock Taxes and Losses that result from (x) DITs or ELAs triggered by any deemed disposition of any assets or liabilities referred to in clause (iv) of the definition of “Tracking Stock Taxes and Losses” and (y) any deemed exchange or disposition of Distributing’s 1.375% Cash Convertible Notes resulting from the 2016 Recapitalization.
(iii)Splitco shall be allocated any Tracking Stock Taxes and Losses that result from DITs or ELAs triggered by any deemed disposition of any assets or liabilities referred to in clause (iv) of the definition of “Tracking Stock Taxes and Losses” that formed a part of the Splitco Business for the applicable Tax Period (or portion thereof).
(d)Rights Distributions.
(i)Splitco shall be allocated any Taxes and Tax Items arising from the Series C Liberty SiriusXM Rights Distribution.
(ii)Distributing shall be allocated any Taxes and Tax Items arising from the Series C Liberty Braves Rights Distribution.
(e)Starz Spin-off Transaction, Liberty Broadband Spin-off Transaction, and ABHI Split-off Transaction.
(i)Distributing shall be allocated any Taxes and Tax Items arising from the Starz Spin-off Transaction or the Liberty Broadband Spin-off Transaction.
(ii)Distributing shall be allocated any Taxes and Losses arising from the ABHI Split-off Transaction that (x) are attributable to the

38

distribution of ABHI common stock to holders of Liberty Formula One Common Stock as part of the ABHI Split-off Transaction, or (y) are allocated to ABHI pursuant to the ABHI Tax Sharing Agreement. Splitco shall be allocated any Taxes and Losses arising from the “Debt-for-Equity Exchange” (as defined in the ABHI Tax Sharing Agreement), other than any such Taxes and Losses allocated to ABHI pursuant to the ABHI Tax Sharing Agreement.
(iii)Other than Taxes and Losses described in clause (ii) of this Section 2.2(e), any Taxes and Losses arising from the ABHI Split-off Transaction shall be allocated to Distributing and Splitco based on their 2023 Respective Percentage.
(f)Carryovers or Carrybacks of Tax Benefits. If any Tax Item attributable to or arising from the Splitco Business in a Tax Period is carried forward or back and utilized to generate a Tax Benefit in another Tax Period, then, except as provided in Section 2.2(g), the resulting Tax Benefit shall be allocated to Splitco. If any Tax Item attributable to or arising from the Distributing Business in a Tax Period is carried forward or back and utilized to generate a Tax Benefit in another Tax Period, the resulting Tax Benefit shall be allocated to Distributing.
(g)Splitco Carrybacks from Post-Distribution Period. If, pursuant to Section 3.4(e), any Tax Item attributable to or arising from the Splitco Business in a Tax Period beginning after the Distribution Date is carried back and utilized to generate a Tax Benefit on a Combined Return filed with respect to a Tax Period beginning in the Pre-Distribution Period, then, notwithstanding Section 2.2(f), any resulting Tax Benefit shall be allocated to Distributing to the extent, if any, that the carryback of such Tax Item increases the Taxes otherwise allocable to Distributing under this Agreement or reduces the amount of Tax Benefits allocable to Distributing under this Agreement that otherwise could be realized with respect to such Tax Period but for the carry back of such Tax Item (determined on a “with and without” basis).
(h)Compensatory Equity Interests and Employee Benefits.
(i)Pre-Distribution Period. For any Pre-Distribution Period: (x) Distributing shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty Formula One Common Stock, Liberty Live Common Stock, Liberty Braves Common Stock, or LMC Common Stock, (y) Splitco shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series of Liberty SiriusXM Common Stock, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Splitco to the extent that the Splitco Business is or was responsible for the underlying obligation.
(ii)Post-Distribution Period. For any Post-Distribution Period: (x) Distributing shall be allocated any Taxes and Tax Items arising from the

38

issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series or class of Liberty Formula One Common Stock or Liberty Live Common Stock, (y) Splitco shall be allocated any Taxes and Tax Items arising from the issuance, vesting, exercise or settlement of any Compensatory Equity Interests with respect to any series or class of Splitco Stock, and (z) any other Taxes or Tax Items related to employee, independent contractor or director compensation or employee benefits shall be allocated to Distributing to the extent that the Distributing Business is or was responsible for the underlying obligation and to Splitco to the extent that the Splitco Business is or was responsible for the underlying obligation.
(i)Alternative Minimum Tax Credit. Any Tax credit arising in any Tax Period (or portion thereof) from the payment of any alternative minimum consolidated federal tax liability on any Combined Return shall be allocated between Distributing and Splitco in a manner that offsets the excess of the net payment or payments previously made on behalf of the Distributing Business and the Splitco Business, respectively, pursuant to this Agreement in respect of such Combined Return over the net payment or payments that would have been made in respect of such Combined Return on behalf of the Distributing Business and the Splitco Business, respectively, if no alternative minimum consolidated federal tax liability had been owed with respect to such Combined Return. For purposes of this Section 2.2(i), net payments received shall be treated as a negative amount of net payments made.
(j)Acquired Subsidiaries. If any Person becomes a Subsidiary of any member of the Splitco Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Splitco Acquired Subsidiary”), then any Taxes and Tax Items of such Splitco Acquired Subsidiary for any Tax Period (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Splitco. If any Person becomes a Subsidiary of any member of the Distributing Group in any transaction after the Distribution (and such Person was not a member of the Splitco Group or the Distributing Group prior to such transaction) (a “Distributing Acquired Subsidiary”), then any Taxes and Tax Items of such Distributing Acquired Subsidiary for any Tax Period (or portion thereof) ending on or prior to the date of such transaction shall be allocated to Distributing.
(k)Tax Sharing Agreements. Distributing shall be allocated all Separation TSA Payment Liabilities and all Separation TSA Payment Benefits and, in each case, any Taxes, Tax Items or Losses related thereto, except that any payments received by Distributing from ABHI pursuant to Section 2.1(b) of the ABHI Tax Sharing Agreement as a result of the application of Section 2.2(l) of the ABHI Tax Sharing Agreement (together with any Taxes, Tax Items or Losses related thereto) shall be allocated to Distributing and Splitco in proportion to the Taxes arising from the ABHI Split-off Transaction that are allocated to Distributing and Splitco, respectively, pursuant to Section 2.2(e).
(l)Section 336(e) Tax Basis. If the Distribution fails to qualify for the Intended Tax Treatment, a Protective Section 336(e) Election is made pursuant to Section 3.5, and Splitco or any member of the Splitco Group realizes an increase in Tax basis as a result of the Protective Section 336(e) Election (the “Section 336(e) Tax Basis”), then any Tax Benefits realized by Splitco and each member of the Splitco Group as a result of the Section 336(e) Tax Basis

38

(determined on a “with and without” basis) shall be allocated between Distributing and Splitco in a manner that is proportionate to the Transaction Taxes paid by Distributing and Splitco, as applicable, pursuant to the terms of this Agreement (after giving effect to any indemnification payments made pursuant to this Agreement).
Section 3.Preparation and Filing of Tax Returns.
3.1Combined Returns. Except as otherwise provided in this Section 3, Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) all Combined Returns for any Tax Period.
3.2Separate Returns. Except as otherwise provided in this Section 3:
(a)Tax Returns to be Prepared by Distributing. Distributing shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Period beginning on or before the Distribution Date that include Tax Items of the Distributing Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Distributing under Section 2.2 as Tax Items of the Distributing Business), and (ii) all Separate Returns for a Tax Period beginning after the Distribution Date that include one or more members of the Distributing Group.
(b)Tax Returns to be Prepared by Splitco. Splitco shall be responsible for preparing and filing (or causing to be prepared and filed) (i) all Separate Returns for a Tax Period beginning on or before the Distribution Date that include Tax Items of the Splitco Business, determined in accordance with the allocation rules of Section 2.2 (treating Tax Items allocated to Splitco under Section 2.2 as Tax Items of the Splitco Business), and (ii) all Separate Returns for a Tax Period beginning after the Distribution Date that include one or more members of the Splitco Group.
3.3Provision of Information.
(a)At the request of a Controlling Party, the Non-Controlling Party shall provide to the Controlling Party any information about members of the Non-Controlling Party’s Group that the Controlling Party needs to determine the amount of Taxes due on any Payment Date with respect to a Tax Return for which the Controlling Party is responsible pursuant to Section 3.1 or 3.2 and to properly and timely file all such Tax Returns.
(b)If a member of the Splitco Group supplies information to a member of the Distributing Group at the request of Distributing, or a member of the Distributing Group supplies information to a member of the Splitco Group at the request of Splitco, and an officer of the requesting Group intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of the requesting Group identifying the information being so relied upon, a duly authorized officer of the Group supplying such information shall certify, to the best of such officer’s knowledge, the accuracy of the information so supplied.

38

(c)Without limiting the generality of the foregoing provisions of this Section 3.3, Splitco shall provide Distributing with all information necessary for Distributing to properly and timely file all Combined Returns. Such information may include, but need not be limited to (i) a Tax Return package for Tax Items of Splitco and its Subsidiaries reflected on Combined Returns, (ii) an estimated Tax package for Tax Items of Splitco and its Subsidiaries reflected on Combined Returns, (iii) a Tax provision package, (iv) a Tax projection package, and (v) workpapers and other supporting documentation relating to the foregoing (collectively the “Tax Package”).  With respect to any Tax Items of Splitco and/or its Subsidiaries included in a Combined Return, the Tax Package shall be prepared with respect to such Tax Items, using the methods, conventions, practices, principles, positions, and elections used by Distributing in preparing the applicable Combined Return.
3.4Special Rules Relating to the Preparation of Tax Returns.
(a)General Rule. Except as otherwise provided in this Agreement, and subject to Section 3.4(c), the Company responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.1 or 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.
(b)Past Practices. The Controlling Party shall prepare, or cause to be prepared, any Tax Return described in Section 3.1 or 3.2 in a manner consistent with past practices, methods, conventions, principles, positions or elections used by the Controlling Party in preparing similar Tax Returns to the extent that such Tax Return reflects information that could reasonably be expected to impact the Tax liability of the Non-Controlling Party under this Agreement, except to the extent that taking such position would be contrary to applicable Tax Law or with the prior written consent of the Non-Controlling Party. Without limiting the foregoing, with respect to any Separate Return for which Splitco is responsible pursuant to Section 3.2(b):
(i)Splitco may not take (and shall cause the members of the Splitco Group not to take) any positions that it knows, or reasonably should know, are inconsistent in any material respect with the methods, conventions, practices, principles, positions, or elections used by Distributing in preparing any Combined Return, except to the extent that (x) the failure to take such position would be contrary to applicable Tax Law or (y) taking such position would not reasonably be expected to adversely affect any member of the Distributing Group.
(ii)Splitco and the other members of the Splitco Group shall (x) allocate Tax Items between such Separate Return for which Splitco is responsible and any related Combined Return for which Distributing is responsible that is filed with respect to the same Tax Period in a manner that is consistent with the reporting of such Tax Items on such related Combined Return and (y) make any applicable elections required under applicable Tax Law (including, without

38

limitation, under Treasury Regulations Section 1.1502-76(b)(2)) necessary to effect such allocation.
(c)Right to Review and Consent to Tax Returns. With respect to any Tax Return described in Section 3.1 or 3.2 that reflects (i) Taxes for which the Non-Controlling Party could reasonably be expected to be liable pursuant to this Agreement, including as a result of adjustments to the amount of Taxes reported on such Tax Return, (ii) the Transactions or (iii) any other information that could reasonably be expected to impact the Tax liability of the Non-Controlling Party under this Agreement, the Controlling Party shall submit to the Non-Controlling Party a draft of such Tax Return (or in the case of a Combined Return, a pro forma draft of the applicable portions of such Combined Return that reflect Tax Items of the Splitco Group), together with any applicable schedules, statements or other supporting documentation, at least ten (10) business days prior to the due date (including extensions) for the filing of such Tax Return for the Non-Controlling Party’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). If the Non-Controlling Party disagrees with any item reflected on such Tax Return, then the Non-Controlling Party shall promptly notify the Controlling Party and the disputed matters shall be resolved in accordance with Section 8; provided that, (i) if the disputed matters have not been resolved by the day that is five (5) business days prior to the due date (including extensions) for the filing of such Tax Return, such Tax Return shall be filed as prepared by the Controlling Party (revised to reflect all initially disputed matters that the parties have agreed upon prior to such date) and (ii) in the event that the resolution of the disputed matters is inconsistent with such Tax Return as filed, such Tax Return shall be amended to properly reflect the resolution of the disputed matters and proper adjustment shall be made to any amounts previously paid or required to be paid in accordance with this Agreement in a manner that reflects such resolution.
(d)Election to File Consolidated, Combined or Unitary Tax Returns. Distributing shall have the sole discretion of filing any Tax Return on a consolidated, combined, or unitary basis, if such Tax Return would include at least one member of each Group (or with respect to any Pre-Distribution Period, Tax Items of both the Distributing Business and the Splitco Business) and the filing of such Tax Return is elective under applicable Tax Law.
(e)Filing Claims for Carrybacks. Splitco shall, to the extent permitted by applicable Tax Law, make any available elections to waive the right to carry back any Tax Item attributable to or arising from the Splitco Business from a Tax Period beginning after the Distribution Date to a Tax Period beginning in the Pre-Distribution Period and shall not make any affirmative elections to carry back any such Tax Item. Subject to the immediately preceding sentence, if a Tax Item attributable to or arising from the Splitco Business may be carried back (or is required to be carried back) from a Tax Period beginning after the Distribution Date to generate a Tax Benefit on a Combined Return filed with respect to a Tax Period beginning in the Pre-Distribution Period, then, upon the request of Splitco, Distributing shall use its commercially reasonable efforts to obtain a refund in respect of such Tax Benefit (including by filing a claim for refund or an amended Tax Return), and any such Tax Benefit shall be allocated to Splitco pursuant to Section 2.2(f), except as otherwise provided by Section 2.2(g). For the avoidance of doubt, nothing in this Agreement imposes any obligation on Splitco to carry back any such Tax Items.

38

(f)Withholding and Reporting. Following the Effective Time, in the event any Compensatory Equity Interests are settled (whether by issuance, exercise, vesting or otherwise) by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “issuing corporation”) or by another member of the Group to which the issuing corporation belongs, and if the Employing Party with respect to such Compensatory Equity Interests is not a member of the same Group as the issuing corporation, the Company whose Group includes the issuing corporation shall be responsible for withholding the appropriate amount of Taxes upon such settlement (or otherwise making satisfactory arrangements for such withholding) and shall promptly remit to such Employing Party or the applicable Tax Authority an amount in cash equal to the amount required to be withheld in respect of any withholding Taxes. In the application of this Agreement, the Company whose Group includes the issuing corporation shall indemnify such Employing Party for any such withholding Taxes, except to the extent that the Company whose Group includes the issuing corporation shall have remitted such amount to such Employing Party or to the applicable Tax Authority. Distributing shall promptly notify Splitco, and Splitco shall promptly notify Distributing, regarding the settlement of any Compensatory Equity Interest (whether by issuance, exercise, vesting or otherwise) to the extent that, as a result of such settlement, the other party may be entitled to a Tax Benefit or required to pay any Tax, or such information otherwise as may be relevant to the preparation of any Tax Return or payment of any Tax by the other party.
3.5Protective Section 336(e) Election. After the date hereof, Distributing shall determine, in its reasonable discretion and in consultation with Splitco, whether to make a protective election under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or analogous provisions of state and local Tax Law) in connection with the Transactions with respect to Splitco and any other member of the Splitco Group for U.S. federal income tax purposes (a “Protective Section 336(e) Election”); provided that Distributing shall be entitled in good faith to decline to make a Protective Section 336(e) Election. If Distributing determines that a Protective Section 336(e) Election would be beneficial:
(a)Distributing and Splitco shall, and shall cause the members of their respective Groups to, cooperate in making the Protective Section 336(e) Election, including by filing any statements, amending any Tax Returns, or taking such other actions as are reasonably necessary to carry out the Protective Section 336(e) Election;
(b)to the extent the Protective Section 336(e) Election becomes effective, each Company agrees not to take any position (and to cause each of its Affiliates not to take any position) that is inconsistent with the Protective Section 336(e) Election on any Tax Return, in connection with any Tax Proceeding, or otherwise, except as may be required by a Final Determination (and, for the avoidance of doubt, it is intended that the Protective Section 336(e) Election will have no effect unless, pursuant to a Final Determination, the Distribution is treated as a “qualified stock disposition” within the meaning of Treasury Regulations Section 1.336-1(b)(6)); and
(c)notwithstanding anything herein to the contrary, any actions taken by Distributing, Splitco or any members of their respective Groups with respect to the making of any Protective Section 336(e) Election, and the preparation of any statements, Tax Returns or other materials in accordance therewith, shall not be considered a breach or non-performance of any

38

covenant or agreement made or to be performed by Distributing or Splitco contained in Section 7.1.
3.6Tax Attributes. As promptly as practicable following the close of the taxable year in which the Distribution occurs, Distributing shall deliver to Splitco its determination in writing of the amount of any Tax Attributes arising in a Pre-Distribution Period which are allocated or apportioned to the members of the Splitco Group in accordance with applicable Tax Law and this Agreement (“Proposed Allocation”). Splitco shall have forty-five (45) days to review the Proposed Allocation and provide Distributing with any comments with respect thereto. If Splitco either provides no comments or provides comments to which Distributing agrees in writing, such resulting determination will become final (“Final Allocation”). If Splitco provides comments to the Proposed Allocation and Distributing does not agree with the comments, any disputed matters shall be resolved in accordance with Section 8, and the allocation as so determined shall become the Final Allocation. All members of the Distributing Group and all members of the Splitco Group shall prepare all Tax Returns in accordance with the Final Allocation. In the event that a party becomes aware of any adjustment or proposed adjustment to any Tax Attributes, such party shall promptly notify the other party thereof. Any increase or reduction in any Tax Attribute as a result of a Tax Proceeding shall be allocated to the party to whom such Tax Attribute was originally allocated pursuant to this Section 3.6.
Section 4.Tax Payments.
4.1Payment of Taxes to Tax Authority. Distributing shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2(a), and Splitco shall be responsible for remitting to the proper Tax Authority the Tax shown on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.2(b).
4.2Indemnification Payments.
(a)Tax Payments Made by the Distributing Group. If any member of the Distributing Group is required to make a payment to a Tax Authority for Taxes allocated to Splitco under this Agreement, Distributing shall provide notice to Splitco of the amount due and describe in reasonable detail the particulars relating thereto. Unless Splitco disputes the amount it is liable for under this Agreement, Splitco shall reimburse Distributing for the amount of Taxes allocated to Splitco set forth in the notice not later than the later of (i) ten (10) business days after receiving the notice requesting such amount, and (ii) one (1) business day prior to the date such payment is required to be made to such Tax Authority. To the extent that Splitco does not agree with the amount of any Taxes set forth in the notice, the disputed matters shall be resolved in accordance with Section 8. Distributing shall, promptly following the payment of any Taxes described in this Section 4.2(a) to the relevant Tax Authority, provide to Splitco evidence of such payment and a statement detailing the Taxes paid.
(b)Tax Payments Made by the Splitco Group. If any member of the Splitco Group is required to make a payment to a Tax Authority for Taxes allocated to Distributing under this Agreement, Splitco shall provide notice to Distributing of the amount due and describe in reasonable detail the particulars relating thereto. Unless Distributing disputes the amount it is

38

liable for under this Agreement, Distributing shall reimburse Splitco for the amount of Taxes allocated to Distributing set forth in the notice not later than the later of (i) ten (10) business days after receiving the notice requesting such amount, and (ii) one (1) business day prior to the date such payment is required to be made to such Tax Authority. To the extent that Distributing does not agree with the amount of any Taxes set forth in the notice, the disputed matters shall be resolved in accordance with Section 8. Splitco shall, promptly following the payment of any Taxes described in this Section 4.2(b) to the relevant Tax Authority, provide to Distributing evidence of such payment and a statement detailing the Taxes paid.
4.3Payments for Tax Refunds and Tax Benefits.
(a)Tax Refund or Tax Benefit Received by Distributing Group. If a member of the Distributing Group receives a Tax Refund with respect to Taxes for which Splitco is liable hereunder or realizes a Tax Benefit for which Splitco is entitled to reimbursement pursuant to clause (iii) of Section 2.1(a), Distributing shall pay to Splitco, within ten (10) business days following the receipt of the Tax Refund or the realization of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.
(b)Tax Refund or Tax Benefit Received by Splitco Group. If a member of the Splitco Group receives a Tax Refund with respect to Taxes for which Distributing is liable hereunder or realizes a Tax Benefit for which Distributing is entitled to reimbursement pursuant to clause (iii) of Section 2.1(b), Splitco shall pay to Distributing, within ten (10) business days following the receipt of the Tax Refund or the realization of such Tax Benefit, an amount equal to such Tax Refund or Tax Benefit.
(c)Rules Regarding Tax Benefits. For purposes of this Agreement, a Tax Benefit shall be considered realized or utilized (i) at the time the Tax Return reporting such Tax Benefit is filed, or (ii) if no such Tax Return is filed, (x) at the time a Tax Refund generated by such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes are actually reduced (or the amount by which a Tax Refund is actually increased) as a result of such Tax Benefit.
4.4Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than ten (10) business days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates. If any payment (or the amount thereof) pursuant to this Agreement is disputed in accordance with Section 8, the amount of such payment as ultimately determined pursuant to Section 8 shall bear interest from the Due Date (as if such payment or amount were not disputed pursuant to Section 8) through and including the date of payment at the Interest Rate.
4.5Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Company is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid

38

to the Tax Authority. The amounts paid under this Agreement shall be redetermined, and additional payments relating to such redetermination shall be made, as appropriate, if as a result of an audit by a Tax Authority or for any other reason (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund or a Tax Benefit relating to such Taxes is received or realized, or (z) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due ten (10) business days after the date on which the additional Taxes were paid or, if later, ten (10) business days after the date of a request from the other Company for the payment, (ii) as a result of the receipt or realization of a Tax Refund or Tax Benefit will be due ten (10) business days after the Tax Refund or Tax Benefit was received or realized, or (iii) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due ten (10) business days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Company or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

4.6Treatment of Pre-Distribution Period Taxes and Tax Benefits. For purposes of this Agreement, (i) Taxes with respect to a Pre-Distribution Period that were allocated and debited to the SiriusXM Group in accordance with the tax sharing policies of Distributing in effect prior to the Distribution shall be treated as payments that were made by Splitco to Distributing in respect of such Taxes, and (ii) Tax Benefits with respect to a Pre-Distribution Period that were allocated and credited to the SiriusXM Group in accordance with the tax sharing policies of Distributing in effect prior to the Distribution as the result of the reduction of Taxes that otherwise would have been allocated to the Media Group, the Braves Group, the Formula One Group or the Live Group shall be treated as payments that were made by Distributing to Splitco in respect of such Tax Benefits.
4.7Tax Consequences of Payments. For U.S. federal income tax purposes and all other applicable Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat (i) any payment (other than payments of interest) made between the parties after the Distribution Date pursuant to this Agreement or the Reorganization Agreement as a capital contribution by Distributing to Splitco or a distribution by Splitco to Distributing, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest made between the parties pursuant to this Agreement as taxable or deductible, as the case may be. Notwithstanding anything in this Agreement to the contrary, any payment that is made by a party after the Distribution Date pursuant to this Agreement or the Reorganization Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such payment (and taking into account any correlative Tax Benefits resulting from the payment of such Taxes), the recipient party receives an amount equal to the sum it would have received had no such Taxes been imposed.

38

Section 5.Assistance and Cooperation. In addition to the obligations enumerated in Sections 3.3 and 7.6, Distributing and Splitco shall reasonably cooperate (and shall cause their respective Subsidiaries and Affiliates to reasonably cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies (and their respective Subsidiaries and Affiliates), including (i) provision of relevant documents and information in their possession that are reasonably requested by the other party, (ii) making available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the parties or their respective Subsidiaries or Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Proceedings, and (iii) maintaining such books and records and providing such information and executing such documents as may be reasonably requested in connection with the filing of Combined Returns and Separate Returns, or the filing of a refund claim (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied); provided that, subject to Section 9.3, the party requesting information or assistance pursuant to this Section 5 shall reimburse the other party for any reasonable and documented out-of-pocket costs and expenses incurred by such other party in connection with such request. Notwithstanding the foregoing, neither Distributing nor Splitco (nor any of their respective Subsidiaries and Affiliates) shall be required to provide to the other access to, or copies of, any information or documents to the extent that doing so could reasonably be expected to result in the waiver of any Privilege, violate any law, or be commercially detrimental; provided that the parties shall use reasonable best efforts to permit compliance with the information request in a manner that avoids any such harm or consequence.
Section 6.Tax Records.
6.1Retention of Tax Records. Each of Distributing and Splitco shall preserve, and shall cause their respective Subsidiaries to preserve, all Tax Records that are in their possession, and that could affect the liability of any member of the other Company’s Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven (7) years after the Distribution Date.
6.2Access to Tax Records. Splitco shall make available, and cause its Subsidiaries to make available, to members of the Distributing Group for inspection and copying, during normal business hours and upon reasonable notice, the portion of any Tax Records in their possession which is reasonably necessary for the preparation of a Tax Return by a member of the Distributing Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return. Distributing shall make available, and cause its Subsidiaries to make available, to members of the Splitco Group for inspection and copying, during normal business hours and upon reasonable notice, the portion of any Tax Records in their possession which is reasonably necessary for the preparation of a Tax Return by a member of the Splitco Group or any of their Affiliates or with respect to any Tax Proceeding relating to such return.
6.3Confidentiality. Each party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and

38

shared by and between the parties in carrying out the intent of this Agreement, except as may otherwise be necessary in connection with the filing of Tax Returns or any Tax Proceedings or unless disclosure is compelled by a governmental authority. Information and documents of one party (the “Disclosing Party”) shall not be deemed to be confidential for purposes of this Section 6.3 to the extent such information or document (i) is previously known to or in the possession of the other party or parties (the “Receiving Party”) and is not otherwise subject to a requirement to be kept confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

6.4Delivery of Tax Records. Promptly following the Distribution Date or, if later, the filing of any applicable Tax Return filed after the Distribution Date, Distributing shall provide to Splitco (to the extent not previously provided or held by any member of the Splitco Group on the Distribution Date) copies of (i) the Separate Returns of any member of the Splitco Group filed on or before the Distributing Date, (ii) the relevant portions of any other Tax Returns with respect to any member of the Splitco Group, and (iii) other existing Tax Records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the members of the Splitco Group, or to defend or contest Tax matters relevant to the members of the Splitco Group, including in each case, all Tax Records related to Tax Items of the members of the Splitco Group and any and all written communications or agreements with, or rulings by, any Tax Authority with respect to any member of the Splitco Group.
Section 7.Restrictions on Certain Actions of Distributing and Splitco; Indemnity.
7.1Restrictive Covenants.
(a)General Restrictions. Following the Effective Time, and except as contemplated by the provisions of Section 3.5, Splitco shall not, and shall cause the members of the Splitco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, (i) would be inconsistent with the Transactions qualifying, or would preclude the Transactions from qualifying, for the Intended Tax Treatment, or (ii) would cause Distributing, Splitco, any of their respective Subsidiaries at the Effective Time, or the holders of Liberty SiriusXM Common Stock that receive stock of Splitco in the Distribution, to recognize gain or loss, or otherwise include any amount in income, as a result of the Contribution and/or the Distribution for U.S. federal income tax purposes (except any income, gain or loss recognized notwithstanding the qualification of the Transactions for the Intended Tax Treatment, including as a result of any repayment, refinancing, assumption (including an assumption for U.S. federal income tax purposes), deemed exchange or other transfer of Distributing Assumed Debt in connection with the Transactions, or with respect to the receipt of cash in lieu of fractional shares).
(b)Restricted Actions. Without limiting the provisions of Section 7.1(a) hereof:
(i)Except in each case as contemplated by Section 3.5, following the Effective Time, Splitco shall not, and shall cause the members of the

38

Splitco Group and their Affiliates not to, and Distributing shall not, and shall cause the members of the Distributing Group and their Affiliates not to, take any action that, or fail to take any action the failure of which, would be inconsistent with, or would cause to be untrue, in any material respect any of its representations or covenants made in the Tax Materials.
(ii)During the Restricted Period, Splitco:
(1)shall continue or cause to be continued, taking into account Section 355(b)(3) of the Code, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of both SiriusXM Active Businesses, as conducted by Splitco’s SAG immediately prior to the Distribution;
(2)shall not dissolve or liquidate itself or Sirius XM (including any action that is a liquidation for U.S. federal income tax purposes);
(3)shall not merge or consolidate itself with or into any other corporation or entity after the Distribution, unless Splitco is the surviving corporation in any such merger or consolidation;
(4)shall not cause or permit Sirius XM to merge or consolidate with or into any other corporation or entity after the Distribution, unless Sirius XM is the surviving corporation in any such merger or consolidation;
(5)shall not enter into or approve any Proposed Acquisition Transaction, or to the extent that Splitco has the ability to prevent any Proposed Acquisition Transaction, permit such Proposed Acquisition Transaction to occur;
(6)shall not redeem or otherwise repurchase (directly or through a Subsidiary) any of its stock or rights to acquire its stock other than through redemptions or repurchases that satisfy the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30, 1996-1 C.B. 696 (as in effect prior to the release of Revenue Procedure 2003-48, 2003-2 C.B. 86);
(7)shall not amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock); and
(8)shall not, and shall not permit any member of Splitco’s SAG to, sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for U.S. federal income

38

tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than thirty-five percent (35%) of the consolidated gross assets of Splitco’s SAG, measured based on the fair market value of the assets as of the Distribution Date. The foregoing sentence shall not apply to (A) sales, transfers, or dispositions of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes or within Splitco’s SAG, or (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of Splitco or any member of its SAG. For purposes of this Section 7.1(b)(ii)(8), a merger of Splitco or one of its Subsidiaries with and into any Person that is not a wholly-owned Subsidiary of Splitco shall constitute a disposition of all of the assets of Splitco or such Subsidiary.
(c)Notwithstanding the restrictions imposed by Section 7.1(b)(ii), Splitco or a member of the Splitco Group may take any of the actions or transactions described therein if Splitco either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Distributing, or (ii) obtains the prior written consent of Distributing waiving the requirement that Splitco obtain an Unqualified Tax Opinion, such waiver to be provided in Distributing’s sole and absolute discretion. Distributing’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion (and, for the avoidance of doubt, Distributing may determine that no opinion would be acceptable to Distributing). Splitco shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Distributing for all reasonable and documented out-of-pocket expenses that Distributing or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Distributing’s waiver of Splitco’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Splitco’s continuing indemnification obligation pursuant to Section 7.3.
(d)Reporting. Unless and until there has been a Final Determination to the contrary, each party agrees not to take any position on any Tax Return, in connection with any Tax Proceeding, or otherwise for Tax purposes that is inconsistent with the Tax Opinion (except as contemplated by the provisions of Section 3.5).
7.2Distributing Indemnity. Distributing agrees to indemnify and hold harmless each member of the Splitco Group (the “Splitco Indemnitees”) from and against any and all (without duplication) (a) Taxes and Losses allocated to, and payments required to be made by, Distributing pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Distributing pursuant to Section 2.2(b), (c) Tracking Stock Taxes and Losses allocated to Distributing pursuant to Section 2.2(c), (d) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement, and (e) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees and expenses, incurred in connection with the items described in clauses (a) through (d) of this Section 7.2; provided, however, that notwithstanding clauses (a), (d)

38

and (e) of this Section 7.2, Distributing shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Splitco Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to Splitco pursuant to Sections 2.2(b) or (c), or (y) any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Splitco contained in this Agreement.

7.3Splitco Indemnity. Splitco agrees to indemnify and hold harmless each member of the Distributing Group (the “Distributing Indemnitees”) from and against any and all (without duplication) (a) Taxes and Losses allocated to, and payments required to be made by, Splitco pursuant to Section 2, (b) Transaction Taxes and Transaction Tax-Related Losses allocated to Splitco pursuant to Section 2.2(b), (c) Tracking Stock Taxes and Losses allocated to Splitco pursuant to Section 2.2(e), (d) Taxes and Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Splitco contained in this Agreement, and (e) Losses, including reasonable out-of-pocket legal, accounting and other advisory and court fees, incurred in connection with the items described in clauses (a) through (d) of this Section 7.3; provided, however, that notwithstanding clauses (a), (d) and (e) of this Section 7.3, Splitco shall not be responsible for, and shall have no obligation to indemnify or hold harmless any Distributing Indemnitee for, (x) any Transaction Taxes, Transaction Tax-Related Losses, or Tracking Stock Taxes and Losses that are allocated to Distributing pursuant to Sections 2.2(b) or (c), or (y) any Taxes or Losses arising out of or based upon any breach or non-performance of any covenant or agreement made or to be performed by Distributing contained in this Agreement.
7.4Notices of Tax Proceedings. If a Company becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Tax Authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.
7.5Control of Tax Proceedings.
(a)General Rule. Except as provided in Section 7.5(b) and (c), with respect to any Combined Returns and Separate Returns, the Controlling Party shall have the exclusive right, in its sole discretion and, subject to Section 9.3, at its expense, to control, contest, and represent the interests of each member of the Distributing Group and/or the Splitco Group, as applicable, in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Except as otherwise provided in Section 7.5(b) or (c), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.

38

(b)Non-Controlling Party Participation Rights. With respect to a Tax Proceeding (other than with respect to a Joint Claim) relating to any Tax Return in which any Tax Item allocated to the Non-Controlling Party or any of its Subsidiaries is a subject of such Tax Proceeding (a “Contested Non-Controlling Party Item”), (i) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding at its expense, insofar as the liabilities of the Non-Controlling Party or any of its Subsidiaries are concerned, (ii) the Controlling Party shall keep the Non-Controlling Party updated and informed, and shall consult with the Non-Controlling Party, with respect to any Contested Non-Controlling Party Item, (iii) the Controlling Party shall act in good faith with a view to the merits in connection with the Tax Proceeding, and (iv) the Controlling Party shall not settle or compromise any Contested Non-Controlling Party Item in excess of five hundred thousand dollars ($500,000.00) without the Non-Controlling Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.
(c)Joint Claims. Distributing and Splitco will have the right to jointly control the defense, compromise, or settlement of any Joint Claim. No indemnifying Company shall settle or compromise or consent to entry of any judgment with respect to any such Joint Claim, without the prior written consent of the other Company (which consent shall not be unreasonably withheld or delayed), unless such settlement, compromise or consent (x) includes an unconditional release of the indemnified Company and (y) does not enjoin or restrict in any way the future actions or conduct of the indemnified Company (other than with respect to its performance hereunder).
7.6Cooperation. The parties shall provide each other with all information relating to a Tax Proceeding or Joint Claim which is reasonably requested by the other party or parties to handle, participate in, defend, settle, or contest the Tax Proceeding or Joint Claim. At the request of a party, the other party shall take any reasonable action (e.g., executing a power of attorney) that is necessary to enable the requesting party to exercise its rights under this Agreement in respect of a Tax Proceeding or Joint Claim. Splitco shall assist Distributing, and Distributing shall assist Splitco, in taking any commercially reasonable actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The indemnifying party shall reimburse the indemnified party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 7.6.
Section 8.Disagreements.
8.1Discussion. The parties mutually desire that friendly collaboration will continue between them. Accordingly, the parties will try, and they will cause the members of their respective Groups to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Distributing Group, on the one hand, and any member of the Splitco Group, on the other hand, as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the parties shall negotiate in good faith to resolve the Dispute.
8.2Escalation. If good faith negotiations between the respective Tax departments of the parties do not result in a resolution of the Dispute, then upon written request of

38

either party, the disputed matters shall be escalated to general counsels (or equivalent positions) of the parties or such other officers of the parties at a senior level of management as the parties may designate (the “Senior Executives”). The Senior Executives shall negotiate in good faith for a reasonable period of time to attempt to resolve the Dispute. All offers, promises, conduct and statements, whether oral or written, relating to trying to resolve the Dispute shall be treated as confidential and privileged information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties.

8.3Mediation. Subject to Section 8.4:
(a)If the Senior Executives are unable to resolve the Dispute within thirty (30) business days, or such other period of time as the Senior Executives may agree, then either party to the Dispute shall have the right to refer the Dispute to mediation by providing written notice to the other party, in which case the parties to the Dispute shall refer the Dispute to a mediator appointed pursuant to the mediation rules of the American Arbitration Association (unless the parties to the Dispute mutually agree to select an alternative set of mediation rules). Each party to the Dispute will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each party to the Dispute shall bear all of its other costs and expenses related to the mediation, including attorney’s fees, witness fees, and travel expenses. The mediation shall take place in New York City unless the parties to the Dispute mutually agree to select an alternative forum.
(b)If the parties to the Dispute are unable to resolve the Dispute through mediation within forty-five (45) business days of the appointment of the mediator (or the earlier withdrawal thereof), each party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 9.4.
8.4Referral to Independent Accountant for Computational Disputes. Notwithstanding anything to the contrary in this Section 8, with respect to any Dispute under this Agreement involving computational matters (or, if a Dispute involves both computational and non-computational matters, the portion of the Dispute relating to computational matters, so long as such portion can reasonably be separated from the other matters in dispute), if the parties are unable to resolve the Dispute through the discussion and escalation processes set forth in Sections 8.1 and 8.2, then, unless the parties mutually agree to select an alternative forum, the Dispute will be referred to a nationally recognized accounting firm that is mutually acceptable to the parties (the “Independent Accountant”) for resolution. The Independent Accountant may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Independent Accountant deems necessary to assist it in resolving the Dispute. The Independent Accountant shall be instructed to furnish written notice to the parties of its resolution of the Dispute as soon as practical, but in any event no later than forty-five (45) business days after its acceptance of the matter for resolution. Any such resolution by the Independent Accountant will be conclusive and binding on the parties. Following receipt of the Independent Accountant’s written notice to the parties of its resolution of the Dispute, the parties shall each take or cause to be taken any action necessary to implement such resolution of the Independent Accountant. All costs, fees, and expenses incurred with respect to the resolution of the Dispute shall be borne equally by the parties, except that if the Independent Accountant determines that the proposed position submitted by a

38

party to the Independent Accountant for its determination is frivolous, has not been asserted in good faith, or is not supported by substantial authority, then 100% of such costs, fees, and expenses shall be borne by such party.

8.5Injunctive Relief. Nothing in this Section 8 will prevent the parties from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the processes set forth above could result in serious and irreparable injury to the other parties. Notwithstanding anything to the contrary in this Agreement, Distributing and Splitco (and their respective successors and permitted transferees and assigns) are the only entities entitled to commence a dispute resolution procedure under this Agreement, and Distributing, on the one hand, and Splitco, on the other hand, will cause members of the Distributing Group and the members of the Splitco Group, respectively, not to commence any dispute resolution procedure other than as provided in this Section 8.
Section 9.General Provisions.
9.1Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.
9.2Predecessors or Successors. Any reference to Distributing, Splitco, their respective Subsidiaries, or any other Person in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of Distributing, Splitco, such Subsidiary, or such Person, respectively.
9.3Expenses. Unless otherwise specified herein, any fees or expenses (including internal expenses) of Distributing for legal, accounting or other professional services rendered in connection with the preparation of a Combined Return or the conduct of any Tax Proceeding related to a Combined Return shall be allocated between Distributing and Splitco in a manner resulting in Distributing and Splitco, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups as determined by Distributing in its reasonable discretion. Splitco shall pay Distributing for any fees and expenses allocated to Splitco pursuant to this Section 9.3 within ten (10) business days after the date Splitco receives notice from Distributing requesting such payment.
9.4Governing Law; Jurisdiction. This Agreement and the legal relations between the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Except as otherwise provided in Section 8, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and

38

enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 9.6 and this Section 9.4, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

9.5Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.
9.6Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by electronic mail (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or

38

when so received by electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

(a) If to Distributing, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Chief Legal Officer
Email: [Separately Provided]

(b) If to Splitco, to:

Liberty Sirius XM Holdings Inc.

c/o Sirius XM Radio LLC
1221 Avenue of the Americas

New York, New York 10020

Attention: Neil Leibowitz

E-Mail: [Separately Provided]

or to such other address as the party to whom notice is given may have previously furnished to the other parties in writing in the manner set forth above, provided that any such notice, request or other communication  to Distributing or Splitco not made by electronic mail shall be accompanied by a confirming copy sent by electronic mail.

9.7Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together constitute one Agreement.
9.8Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that each of Distributing and Splitco may assign its respective rights, interests, liabilities and obligations under this Agreement to any entity which is a member of its Group immediately following such assignment, but such assignment shall not relieve Distributing or Splitco, as the assignor, of its liabilities or obligations hereunder.
9.9Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an

38

acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

9.10Amendments; Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.
9.11Effective Date. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.
9.12Changes in Law. Any reference to a provision of the Code, Treasury Regulations, or any other Tax Law shall be deemed to refer to the relevant provisions of any successor statute, regulation, or law and shall refer to such provisions as in effect from time to time.
9.13Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding such party.
9.14No Third Party Beneficiaries. Except as provided in Sections 7.2, 7.3, and 9.8, this Agreement is solely for the benefit of the parties and their respective Subsidiaries and is not intended to confer upon any other Person any rights or remedies hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended to confer upon any Splitco Indemnitees any rights or remedies against Splitco hereunder, and this Agreement is not intended to confer upon any Distributing Indemnitees any rights or remedies against Distributing hereunder.
9.15Entire Agreement. This Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates any prior agreements and understandings between the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility, obligation or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants, or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement.

38

9.16No Strict Construction; Interpretation
(a)Distributing and Splitco each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.
(b)When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “included,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

38

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers as of the date set forth above.

LIBERTY MEDIA CORPORATION

By: /s/ Tim Lenneman
Name:Tim Lenneman
Title:Senior Vice President

LIBERTY SIRIUS XM HOLDINGS INC.

By: /s/ Ty Kearns
Name:Ty Kearns
Title:Senior Vice President

[Signature Page to Tax Sharing Agreement]